Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHEVRON ISSUES INTERIM UPDATE FOR THIRD QUARTER 2012

SAN RAMON, Calif., October 9, 2012 – Chevron Corporation (NYSE: CVX) today reported in its interim update that earnings for the third quarter 2012 are expected to be substantially lower than second quarter 2012. Upstream results are projected to be lower between sequential quarters, reflecting foreign exchange losses and lower liftings and realizations, partially offset by an asset sale gain. Downstream earnings in the third quarter are expected to be significantly lower than second quarter 2012, reflecting the impact of negative timing effects, lower realized margins and the negative effects of several smaller unrelated items.

Basis for Comparison in Interim Update

This interim update contains certain industry and company operating data for the third quarter 2012. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s full quarterly results to be reported on November 2, 2012. The reader should not place undue reliance on this data.

Readers are advised that portions of the commentary below compare results for the first two months of the third quarter 2012 to full second quarter 2012 results, as indicated.

UPSTREAM

The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings reflect actual liftings, which may differ from production due to the timing of cargoes and other factors.

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		2011		2012
		3Q	4Q	1Q	2Q	3Q thru Aug	3Q thru Sep
U.S. Upstream
Net Production:
Liquids	MBD	453	447	456	461	442	n/a
Natural Gas	MMCFD	1,260	1,290	1,170	1,186	1,185	n/a
Total Oil-Equivalent	MBOED	662	661	651	659	640	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	89.51	93.98	103.00	93.34	91.19	92.25
Avg. Midway Sunset Posted Price[1]	$/Bbl	102.99	107.83	112.01	102.72	99.15	100.71
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	4.20	3.55	2.73	2.21	2.89	2.81
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	4.32	3.74	2.96	2.40	2.97	2.91
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	3.81	3.35	2.56	1.88	2.53	2.46

Average Realizations:
Crude	$/Bbl	101.27	105.37	108.37	103.91	95.44	n/a
Liquids	$/Bbl	96.75	100.65	101.93	97.46	89.05	n/a
Natural Gas	$/MCF	4.14	3.62	2.48	2.17	2.67	n/a

International Upstream
Net Production:
Liquids	MBD	1,353	1,369	1,338	1,317	1,241	n/a
Natural Gas	MMCFD	3,496	3,658	3,849	3,894	3,819	n/a
Total Oil Equivalent	MBOED	1,937	1,980	1,980	1,965	1,878	n/a

Pricing:
Avg. Brent Spot Price [2]	$/Bbl	113.41	109.35	118.60	108.29	107.98	109.50

Average Realizations:
Liquids	$/Bbl	102.82	101.33	110.03	99.21	96.86	n/a
Natural Gas	$/MCF	5.50	5.55	5.88	6.10	5.99	n/a

1 As of second quarter 2012, Avg. Midway Sunset Posted Price is based on the average of four companies’ posted prices to better reflect realizations. Prior to second quarter 2012, the price is based only on the Chevron average posting.

2 The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average.

U.S. net oil-equivalent production decreased 19,000 barrels per day during the first two months of the third quarter, largely reflecting impacts from Hurricane Isaac. International net oil-equivalent production during the first two months of the third quarter decreased 87,000 barrels per day. Planned maintenance in Kazakhstan and the United Kingdom caused the majority of the decline. The company expects increased production in the fourth quarter 2012 compared to the third quarter 2012, reflecting the completion of planned turnarounds and restoration of shut in production in the Gulf of Mexico.

International upstream earnings in the third quarter are expected to include a gain of approximately $600 million from the previously announced sale of an equity interest in the Wheatstone LNG project.

U.S. crude oil realizations decreased $8.47, to $95.44 per barrel during the first two months of the third quarter, consistent with the typical monthly lag on pricing in the Gulf of Mexico. International liquids realizations decreased $2.35, to $96.86 per barrel. U.S. natural gas realizations increased $0.50 to $2.67 per thousand cubic feet, while international natural gas realizations decreased $0.11 to $5.99 per thousand cubic feet during the first two months of the third quarter.

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DOWNSTREAM

The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company will differ due to crude and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2011		2012
		3Q	4Q	1Q	2Q	3Q thru Aug	3Q thru Sep
Downstream

Market Indicators:	$/Bbl

Refining Margins
U.S. West Coast – Blended 5-3-1-1		14.31	14.45	19.64	21.32	22.55	24.37
U.S. Gulf Coast – Maya 5-3-1-1		24.45	11.84	20.56	24.89	27.94	28.19
Singapore – Dubai 3-1-1-1		10.39	8.77	9.73	9.30	11.10	10.77

Marketing Margins
U.S. West – Weighted DTW to Spot		5.07	5.39	4.16	10.14	4.85	5.74
U.S. East – Houston Mogas Rack to Spot		4.46	4.35	3.90	5.10	3.46	3.99
Asia-Pacific / Middle East / Africa		6.19	5.65	4.75	6.98	6.32	n/a

Actual Volumes:
U.S. Refinery Input	MBD	897	763	926	928	836	n/a
Int’l Refinery Input[3]	MBD	882	805	779	870	912	n/a
U.S. Branded Mogas Sales	MBD	529	515	505	521	526	n/a

3 As of June 2012, Star Petroleum Refining Company crude-input volumes are reported on a consolidated basis. Prior to June 2012, crude-input volumes are reported on a net interest basis.

For the full third quarter, U.S. and international refining margins increased compared to second quarter 2012, while U.S. marketing margins decreased sharply over the same period, particularly for the U.S. West Coast.

During the first two months of the third quarter, U.S. refinery crude-input volumes decreased by 92,000 barrels per day compared to the second quarter, largely reflecting the shutdown of the Richmond, California refinery crude unit in early August following a fire. The Richmond crude unit is expected to remain offline through the fourth quarter of 2012. Additionally, U.S. refinery crude-input volumes reflect disruptions from Hurricane Isaac at the Pascagoula, Mississippi refinery. International refinery crude-input volumes increased 42,000 barrels per day compared to the second quarter, reflecting a change in reporting for Star Petroleum Refining Company to gross input volumes, effective June 2012.

Downstream earnings in the third quarter are also expected to reflect unfavorable inventory impacts and negative mark-to-market effects on open derivative contracts tied to underlying physical positions, as opposed to notably positive contributions from these items in the second quarter. International downstream earnings are also expected to decrease substantially between sequential quarters due to several unrelated items, including charges associated with portfolio restructuring in Australia, as well as lower gains on asset transactions.

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ALL OTHER

The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $300 million and $400 million. Due to the potential for non-ratable accruals related to income taxes, pension settlements, environmental and other matters, actual results may significantly differ from the guidance range. Total net charges for the third quarter are expected to be notably higher than the general guidance range.

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NOTICE

Chevron’s discussion of third quarter 2012 earnings with security analysts will take place on Friday, November 2, 2012, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 29 through 31 of the company’s 2011 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.